Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116688 of Flight Safety Technologies, Inc. on Form S-3 of our report dated August 18, 2005 appearing in this Annual Report on Form 10-KSB of Flight Safety Technologies, Inc. for the year ended May 31, 2005.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
August 26, 2005